UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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GREEN DOT CORPORATION
(Name of Registrant as Specified in Its Charter)

HARVEST CAPITAL STRATEGIES LLC
HARVEST SMALL CAP PARTNERS MASTER, LTD
HARVEST SMALL CAP PARTNERS, LP
HSCP STRATEGIC I, LP
HARVEST FINANCIAL PARTNERS, LP
JEFFREY B. OSHER
DONALD DESTINO
CRAIG BAUM
SATURNINO FANLO
GEORGE W. GRESHAM
PHILIP B. LIVINGSTON

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Harvest Capital Strategies LLC, together with the other participants named herein (collectively, “Harvest”), has filed a definitive proxy statement and an accompanying GREEN proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of Green Dot Corporation, a Delaware corporation.

Item 1: On May 12, 2016, Harvest issued the following press release:

ISS RECOMMENDS FOR ALL THREE OF HARVEST’S NOMINEES FOR GREEN DOT’S BOARD OF DIRECTORS

ISS Affirms that Each of Harvest’s Three Director Nominees “Would Add Distinct, Significant Experience” to Green Dot’s Board and Recommends Shareholders Elect Saturnino Fanlo, George W. Gresham and Philip B. Livingston on Harvest’s GREEN Proxy Card

ISS Concludes that Harvest Has Articulated a Compelling Case that Green Dot Chairman, President and CEO Steve Streit Has Blatantly Disregarded the Best Interests of Shareholders and that Change at the Board Level is Warranted

Harvest Urges All Shareholders to Fully Follow ISS’ Recommendation By Voting the GREEN Proxy Card TODAY to Elect All Three of Harvest’s Extremely Qualified Nominees

SAN FRANCISCO, CA – May 12, 2016 – Harvest Capital Strategies LLC (together with its affiliates, “Harvest”), one of the largest shareholders of Green Dot Corporation (“Green Dot” or the “Company”) (NYSE:GDOT), with beneficial ownership of approximately 9.3% of the outstanding common stock of the Company, today announced that Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy voting advisory firm, has recommended that Green Dot shareholders vote on Harvest’s GREEN proxy card to elect all three of Harvest’s experienced and highly qualified nominees, Saturnino Fanlo, George W. Gresham, and Philip B. Livingston, to the Green Dot Board of Directors (the “Board”) at the upcoming 2016 Annual Meeting of Shareholders (the “Annual Meeting”).

Harvest urges all Green Dot shareholders to follow ISS’ resounding show of support for change on the Board by voting the GREEN proxy card TODAY to elect all three of Harvest’s experienced and highly qualified nominees at the upcoming Annual Meeting.

ISS concluded that shareholders should vote for ALL THREE of Harvest’s nominees on the GREEN proxy card stating:

“As the dissident [Harvest] has made a compelling case that change at the board level is warranted, and each of the dissident [Harvest] nominees would add distinct, significant experience directly relevant to effecting that change, votes FOR dissident nominees Fanlo, Gresham, and Livingston are warranted.”

Jeff Osher, Managing Director of Harvest Capital Strategies LLC, stated, “We greatly appreciate ISS’ unambiguous support for our call for change at Green Dot. ISS’ recommendation that shareholders vote for all three of our experienced and highly qualified nominees at Green Dot’s upcoming Annual Meeting is a strong endorsement of our campaign. Importantly, ISS’ affirmation of the distinct, significant and relevant experience of each of our director nominees provides substantial validation that change on the Board is necessary to address the toxic ‘tone at the top’ and put Green Dot on track for long-term, sustainable value creation. The Harvest nominees are fully committed to bringing a shareholder-focused perspective, as well as desperately needed experience and skill sets to Green Dot’s boardroom. We are highly confident that a proven leader, working collaboratively with an aligned Board and Green Dot’s talented team of employees, can usher in a new era of growth and success.   We are also deeply gratified that ISS specifically highlighted the Company’s poor performance, strategic execution failures, misleading investor communications, and weak corporate governance under the direction of Green Dot’s Chairman, President and CEO Steve Streit and the incumbent Board.”

Osher concluded, “We continue to greatly appreciate the strong support from shareholders who have already voted for Harvest’s nominees on the GREEN proxy card.  We urge all of our fellow shareholders to vote their GREEN proxy card TODAY to elect our highly-qualified director nominees to the Board.”

Excerpts from ISS’ Analysis & Recommendationi

On Affirming the Strong Qualifications and Significant, Relevant Experience of Each of Harvest’s Three Director Nominees:

“Dissident nominee Gresham, by contrast, was the CFO of the company’s competitor and closest peer, netSpend, before that company was bought by TSYS . Gresham was also pursued by GDOT for its CFO position, and later as a director appointee during the much-publicized board expansion in February 2016. It seems clear from both his directly-relevant executive experience, and the board’s own interest in leveraging that experience, that he is an excellent fit to help drive the necessary change to help a reconstituted board right the ship.”

“Dissident nominee Fanlo, with over 30 years in financial services, banking, and capital markets, currently serves as president and CFO of another fintech firm, marketplace lender and financial services company SoFi. While this is not the same market niche, it would appear directly relevant experience for a company which has stumbled in so many recent strategic initiatives, and may need help finding its way again. Particularly given the company’s purchase of Green Dot Bank, which adds significant regulatory oversight and complexity, adding his regulatory, banking, consumer finance, and financial services distribution experience seems prudent.”

“Dissident nominee Philip Livingston does not have fintech experience – but he does have extensive board experience, including tours in each of the major committees, which is likely to bolster the board’s renewal in the way Gresham, Fanlo and the remaining incumbents cannot. Livingston’s 25-year career as a public and private executive is also relevant in other ways, however – most notably, perhaps, for his experience as a change agent in turnaround situations, such as at Ambassadors Group.”

On the Failures of Green Dot Incumbent Nominees Steve Streit, Timothy Greenleaf and Michael Moritz:

“The dissident, while recognizing at the outset the founder’s achievement in creating this market in the first place and the seriousness for shareholders of removing a sitting CEO, has nonetheless articulated a compelling case that the core of the issues shareholders face are rooted in the founder/CEO having ‘blatantly disregarded the best interests of shareholders’ and, in conjunction with other long-tenured directors, prevented the company from ‘capitalizing on meaningful opportunities in the evolving payments industry.’

“In this sense, the incumbents are well-targeted. Streit, Greenleaf and Moritz have served as directors for 16, 15, and 13 years, respectively. Serious as removing a sitting CEO can be, there is a significant chance the alternative – as the company’s history since IPO of abject TSR, financial, strategic and operating performance suggests – may be worse. To the extent these issues have been exacerbated by misdirected or misguided investor communications, and governance structure that obstruct accountability to and marginalize the voice of shareholders, both of the long-tenured independent directors, Greenleaf and Moritz, would appear to bear significant responsibility. The case for change only increases in the context of Moritz’s failure, for three of the last four years (2012, 2013, and 2015), to attend even 75 percent of board and committee meetings, despite the company’s ongoing malaise over that period.”

On Green Dot’s Prolonged and Undisputable Poor Performance Regardless of the Peer Group or Time Period by Which it Is Measured:

“On a five-year basis through the unaffected date, the company’s TSR of (72.5) percent was 156 points worse than the median performance of the company’s peer group, 244 points worse than the median of the dissident peer group, and 123 points worse than the index. Extending that analysis through May 6, the company’s TSR improved modestly, to (62.6) percent, but as the benchmarks improved over that period, its relative worsened to 160 points worse than the median of company peers, 280 points worse than the median of dissident peers, and 129 points worse than the index.”

“On a three-year basis – a starting point which begins after a significant decline in the company’s stock – TSR performance of 29.9 percent was still 36 points worse than the median of company peers, 50 points worse than the median of dissident peers, and a negligible 2 points below the index. Extended through May 6, 2016 – a period which takes into account the market’s sharp response to the news of the dissident’s campaign, and many of the subsequent investor presentations from both sides – cumulative TSR improved to 76.7 percent, which was 30 points better than the median company peer performance and 32 points better than the index, but still 24 points below the median of dissident peers.”

On Green Dot’s Weak Attempt to Attribute its Five-Year Stock Price Underperformance to “a lofty IPO valuation”:

“This suggestion would conveniently pick a starting point that eliminates the significant decline post-IPO as well as the 61 percent decline on July 27, 2012 following that Q2 2012 announcement, however – both of which were material to investor returns, and – particularly the latter – likely do signal investor wariness or concerns about management. Cherry-picking a starting point for TSR evaluation is not new to this company or proxy contests – but when the start date is chosen so as to eliminate longer-term perspective, and focus only on what happened after the market apparently lost considerable confidence in management, it seems to sidestep entirely the point of looking at historical performance. Particularly as there has been no change in CEO during the entirety of the company’s public life, we therefore consider the 3- and 5-year TSR performance through the unaffected date (that is, up to the time the market became aware of the dissident campaign), each of which includes the company’s performance during its preferred more recent periods, far more representative of the investor’s experience under the current board and management team.”

On Green Dot’s Poor Operational and Financial Performance:

“As pointed out by the dissident, the company has failed to meet revenue, EBITDA, or EPS guidance or has lowered guidance in nine consecutive quarters between Q4 2013 and Q4 2015.”

On the Reality of Green Dot’s First Quarter Earnings Results:

“But while the company exceeded estimates, GAAP net income and GAAP basic and diluted EPS for Q1 2016 were lower than Q1 2015. Similarly, while GAAP revenue for Q1 2016 was marginally higher than 2015, non-GAAP revenue, EBITDA, net income and EPS for Q1 2016 were all lower than 2015. In addition, the company disclosed key metrics including the number of cash transfers, the number of tax refunds processed, and the number of active cards. All declined. Purchase volume and gross dollar volumes increased significantly – but the number of active cards at quarter end declined by 12 percent.”

“An analyst report described the Q1 2016 announcement as beating ‘A Low Bar and Lower 2Q16 Outlook.’1 Exceeding Q1 2016 guidance, while better than the alternative, does not ameliorate concerns highlighted by the dissident, especially when key financials and operating metrics also declined year-over-year.”

On Green Dot’s Many Strategic Execution Failures Under the Leadership of CEO Steve Streit:

“The company’s soliciting materials frame the recent history as a ‘reset’ in 2012, and urge shareholders to focus on the subsequent period. As the dissident has pointed out in numerous case studies in its investor presentation, however, the execution on key strategic initiatives during even that cherry-picked period is not reassuring.”

“The launch, withdrawal, and subsequent relaunch of MoneyPak highlights how some of these management missteps resulted in both tangible losses to shareholders, and erosion of investor confidence. The company asserts that MoneyPak was withdrawn to ‘mitigate regulatory risk, and proactively protect retailers, our customers and our reputation as a consumer advocate from fraud exposure.’ MoneyPak was relaunched in 2016 with new risk controls. However, the need to withdraw a product with such significant ramifications for all the stakeholders involved raises concerns regarding the risk evaluation process by management, and by extension the board, prior to initially launching the product: if the risk could be readily addressed and the product re-launched, would it not have been more prudent to identify and proactively address such unintended consequences as part of a successful launch process in the first place? The MoneyPak saga continued with the company failing to correctly estimate the impact of the withdrawal – the initial impact was disclosed as immaterial, with subsequent revisions estimating ‘$60 and $65 million plus additional impact on other card revenues,’ which likely did little to rebuild investor confidence.”

“In another example of poor execution which led to both tangible losses for shareholders and a lost strategic opportunity to increase the company’s own flexibility to innovate quickly on new products, the company announced in 2012 that it would insource processing services it had till then outsourced to TSYS by building on assets acquired from eCommLink. The target date of the migration was in 2013, with benefits accruing in 2014. Instead, in 2013 the company announced a delay in the realization of benefits. In 2015, three years after launching the initiative, it announced it would return to an outsource strategy, switching to MasterCard IPS, and take a write-down for the software that was built but no longer needed.”

____________________
1 Earnings Recap, May 4, 2016: Green Dot Corporation (GDOT), SunTrust Robinson Humphrey

On CEO Steve Streit’s Misleading Investor Communications:

“The dissident highlights several quotes by CEO Streit which it believes were ‘inconsistent.’ The most telling of these is related to the acquisitions of AccountNow and Achieve Card in late 2014, which were not initially disclosed to investors. At the Jan. 29, 2015 earnings call, still before the acquisitions had been disclosed, Streit included their $78 million in financial projections for the year, thereby suggesting there was organic revenue growth. Together, however, these two inorganic acquisitions contributed more than 10 percent of 2015 projected revenue, causing some consternation among investors and analysts. The company subsequently disclosed the acquisitions in a Form 8-K on Feb. 3, 2015, but not before the 23 percent decline in the stock price.”

“Shareholders may justifiably wonder whether the lack of timely disclosure – or representing the effect of these acquisitions as radical improvement in the existing business (organic growth) – was the result of naivety, or confusion about organic versus inorganic growth, or intentional deception. The larger point, though, is that none of those three are good answers for shareholders: the best possible case is a CEO of a challenged company who does not understand key aspects of financial reporting, nor why investors would care. Even if the company did not violate any disclosure requirements for material events, it clearly further damaged its credibility with investors, as the market reaction and analyst comments following the incident demonstrate.”

“Worse, this incident does not appear to be a one-off in that regard. The dissident highlights other instances of inconsistent messaging on revenue growth when Streit, on three different occasions, set expectations of double-digit growth for 2014 – and company revenue increased by 4.8 percent. The dissident highlights similarly inconsistent statements related to margin expansion and the effect of the TPG acquisition on EPS accretion in 2014 – after which the CEO eventually provided 2015 EPS guidance 11 percent below consensus prior to announcement of the TPG acquisition.”

On Green Dot’s Troubling Corporate Governance Practices:

“While the company proxy materials proclaims its commitment to good corporate governance practices, the board continues to be classified, and the roles of Chairman and CEO remain combined despite the evidence, from weak operating performance to bungled strategic initiatives to the cumulative loss of investor confidence manifested in TSR underperformance, that the current leadership in both roles was not adequately attentive to protecting and advancing the interests of shareholders. Shareholders do not have the right to call special meetings or act by written consent, and amending the bylaws requires a supermajority vote. In addition, the board had two incumbents – director Samuel Altman, who is now retiring, and Michael Moritz, who is standing for re-election this year – who attended less than 75 percent of board and committee meetings.”

“The proposed board has an average tenure of 6.4 years; however, excluding the three new directors appointed, apparently, in anticipation of this proxy contest, the average tenure jumps to 9.1 years. Nearly half the proposed board – four of the nine directors – have tenures of 13 years or more.”

On Concluding that Change at Green Dot is Warranted:

“The company’s stock has floundered since the IPO on both relative and absolute terms. The company offers numerous explanations for specific declines along the way, concluding that at some point in 2012, after the bulk of these hits to shareholder value, that there was “a reset”, and that performance should be measured since that point.”

“The problem with this narrative, however, is that simply that it doesn’t make the enormous loss of shareholder value go away – but that few if any of these ‘explanations’ actually exculpate management or the board. There has been no change in the Chairman or CEO roles, and little change, until the dissident appeared, in the board itself. How exactly this is a reset – with the same cast of characters, and effectively flat performance (rather than a resurgence) over the years from 2012 through the first public news of the dissident’s involvement – has never been explained.”

“If it were credible, it would be a compelling narrative – but the credibility would have to have become evident in operating and financial metrics, and ultimately in market performance, long before the dissidents went public. Instead, on the company’s December 2015 announcement of its new six-point plan, the market collectively yawned, and shares continued to trickle south, until the real news – that the company’s largest shareholder would push for change through a proxy contest – hit the wire.”

HARVEST URGES ALL SHAREHOLDERS TO FULLY FOLLOW THE RECOMMENDATION OF ISS AND VOTE FOR THE MOST QUALIFIED SLATE OF DIRECTORS TO RESTORE AND ENHANCE THE VALUE OF YOUR GREEN DOT INVESTMENT

PLEASE SIGN, DATE, AND MAIL THE GREEN PROXY CARD TODAY

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC at the numbers listed below.

About Harvest Capital Strategies LLC
Harvest Capital Strategies LLC is an investment firm founded in 1999 based in San Francisco.

Harvest Capital Strategies, LLC
Jeff Osher/Craig Baum, 415-869-4433
FIXGDOT@harvestcaps.com
www.FIXGDOT.com

Investors with questions on how to vote, please contact:
Okapi Partners LLC
Patrick McHugh/Lisa Patel
info@okapipartners.com
(212) 297-0720 or Toll-Free (855) 208-8903

____________________
i Permission to quote from the ISS report was neither sought nor obtained and emphasis has been added in certain places.

                Item 2: The following materials were posted by Harvest to www.fixgdot.com:

HARVEST
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Presentations & Letters | **Press Releases** | SEC Materials | How to Vote | Contact

PRESS RELEASES

05/12/16	ISS Recommends for All Three of Harvest's Nominees for Green Dot's Board of Directors
05/11/16	Harvest Capital Strategies Issues Statement on Green Dot's Investor Presentation
05/09/16	Harvest Capital Strategies Delivers Letter to Green Dot Shareholders
04/21/16	Harvest Capital Strategies Commences Solicitation of Proxies for Green Dot's Upcoming Annual Meeting and Delivers Letter to Green Dot Shareholders
04/13/16	Harvest Capital Strategies Comments on Green Dot's Recent Tactics to Disenfranchise Shareholders and Further Entrench Management and the Board
03/14/16	Green Dot's Largest Active Independent Shareholder, Harvest Capital Strategies, Nominates Three Exceptionally Qualified Director Candidates for Election at Green Dot's 2016 Annual Meeting
03/03/16	Green Dot's Largest Active Independent Shareholder, Harvest Capital Strategies, Delivers Letter to Green Dot's Board
01/25/16	Green Dot's Largest Active Independent Shareholder, Harvest Capital Strategies, Demands Immediate Leadership and Board Changes to Drive Shareholder Value

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